Exhibit T3A-20

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

CARAUSTAR INDUSTRIES, INC.

CARAUSTAR INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of the corporation is CARAUSTAR INDUSTRIES, INC. (the “Corporation”). The Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on [            ], 2009. This Amended and Restated Certificate of Incorporation was duly adopted, without the need for approval of the Board of Directors or the stockholders, in accordance with §§ 242, 245 and 303 of the Delaware General Corporation Law (the ”DGCL”) and in accordance with a plan of reorganization of the Corporation (the ”Plan”) approved by order of the United States Bankruptcy Court for the Northern District of Georgia in In re: Caraustar Industries, Inc., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2009 (the “Plan Effective Date”).

The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the Corporation is CARAUSTAR INDUSTRIES, INC.

2. Registered Office and Agent. The Corporation’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Authorized Capital Stock; Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is [One hundred thirty thousand (130,000)] shares, of which (a) up to [One hundred twenty thousand (120,000)] shares shall be Common Stock, consisting of (i) up to [One hundred ten thousand (110,000)] shares of Class A common stock, $.01 par value per share (“Class A Common Stock”), and (ii) up to [ten thousand (10,000)] shares of Class B common stock, $.01 par value per share (“Class B Common Stock”); and (b) up to [ten thousand (10,000)] shares shall be Preferred Stock, $.01 par value per share (“Preferred Stock”).

Shares of Class B Common Stock shall be issuable only pursuant to the terms of awards that may be granted under a management equity plan to be adopted by the Board of Directors of the Corporation (the “Management Equity Plan”).

As used in this Certificate of Incorporation, unless otherwise expressly stated, the term “Common Stock” shall refer collectively to the issued and outstanding shares of Class A Common Stock and Class B Common Stock.

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation.

5. Rights of Stockholders.

5.1 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to applicable law and the provisions of this Certificate of Incorporation, the Board of Directors is authorized to determine the designation of any series of Preferred Stock, to fix the number of shares of any series of the Preferred Stock, and to determine the rights, powers (including voting powers, if any), preferences, privileges, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.2 Common Stock.

5.2.1 Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock. Subject to applicable law and except as otherwise expressly provided in this Certificate of Incorporation, the powers, designations, rights, preferences, privileges, qualifications, limitations and restrictions with respect to the Class A Common Stock and Class B Common Stock shall be identical in all respects.

5.2.2 Dividends. Subject to the rights of holders of any outstanding series of Preferred Stock, the Board of Directors may cause dividends to be declared and paid on outstanding shares of Common Stock out of funds legally available for the payment of dividends. When, as and if dividends are declared by the Board of Directors, whether payable in cash, in property, in stock or otherwise, in accordance with this Certificate of Incorporation and the Bylaws of the Corporation, as in effect from time to time (the “Bylaws”), out of the assets of the Corporation which are at law available therefor, the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally in, and to receive in accordance with the number of shares of Common Stock held by each such holder, all such dividends, except that if at any time dividends are declared that are payable in shares of Common Stock, such stock dividends shall be payable at the same rate on the shares of each class of Common Stock and shall be payable only in shares of Class A Common Stock to holders of issued and outstanding shares of Class A Common Stock and only in shares of Class B Common Stock to holders of issued and outstanding shares of Class B Common Stock, and only to the extent that an adequate number of shares of each such class of Common Stock are authorized, unreserved and available for the payment of such dividend.

5.2.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to share, ratably according to the number of shares of such class of Common Stock held by each such holder, in the remaining assets of the Corporation available for distribution to its stockholders after the payment, or provision for payment, of all debts and other liabilities of the Corporation and the payment of any outstanding Preferred Stock.

5.2.4 Stockholder Voting Rights. Subject to applicable law and except as otherwise expressly provided in Section 5.5 or Section 5.7 or elsewhere in this Certificate of Incorporation or the Bylaws, and subject to the rights of holders of any outstanding series of Preferred Stock:

(i) each holder of record of one or more issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation;

(ii) the holders of the issued and outstanding shares of Common Stock shall exclusively possess voting power on all matters on which the Corporation’s stockholders are entitled to vote; and

(iii) unless otherwise expressly provided in this Certificate of Incorporation, the approval of all matters brought before the stockholders of the Corporation shall require, in addition to any vote required by law, the affirmative vote of holders of at least a majority of the then-issued and outstanding shares of Common Stock (voting as a single class).

5.2.5 Stockholder Information Rights. Holders of Common Stock of the Corporation shall have the right, upon written request made to the Secretary of the Corporation, subject to delivery to such Secretary of a completed and executed questionnaire and confidentiality undertaking from such stockholder in the form attached to this Certificate of Incorporation as Exhibit A (or such other form as may be approved by the Board of Directors and available from time to time from the Secretary of the Corporation), to receive:

(i) within 90 days after the end of each fiscal year of the Corporation, an annual report containing (x) audited consolidated financial statements of the Corporation for such fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required to be included in an Annual Report on Form 10-K if the Corporation had a class of Common Stock registered with the Securities and Exchange Commission (the “SEC”) under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”)), certified by a national accounting firm and prepared in accordance with generally accepted accounting principles (“GAAP”), and (y) a management’s discussion and analysis of financial condition and results of operations (“MD&A”), in narrative form, with respect to such financial statements (such MD&A to be substantially similar to that which would be required to be included in an Annual Report on Form 10-K if the Corporation were an SEC registrant);

(ii) in the case of (x) any Person (as defined below) that received Common Stock pursuant to the Plan as of the Plan Effective Date or (y) any other Person that, individually or with its Affiliates (as defined in Section 6.1.2), is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), within 45 days after the end of each of the first three fiscal quarters of each year (or more frequently at the Board of Directors’ option), a report containing (x) condensed consolidated financial statements of the Corporation for such quarter and the year-to-date period and the comparable period of the prior fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required to be included in a Quarterly Report on Form 10-Q if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act), prepared in accordance with GAAP, and (y) an MD&A, in narrative form, with respect to such financial statements (such MD&A to be substantially similar to that which would be required to be included in a Quarterly Report on Form 10-Q if the Corporation were an SEC registrant);

(iii) in the case of (x) any Person that received Common Stock pursuant to the Plan as of the Plan Effective Date or (y) any other Person that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), concurrently with any report furnished pursuant to clause (i) or (ii) above, a brief description of the nature of the business of the Corporation and its products and services and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”);

(iv) in the case of any Person that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), written notice of the occurrence of any event that would be required to be reported by the Corporation on Form 8-K if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act, together with all information relating to such event that would be required to be included in such Form 8-K, within seven days of the occurrence of such event; and

(v) in the case of any Person that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), upon reasonable prior written notice delivered to the Corporation by such Person, a complete record of the stockholders of the Corporation, arranged by class of shares and, within each class, in alphabetical order, showing the address of each stockholder and the number of shares of each class of Common Stock registered in the name of such stockholder, such record to be made available by the Corporation either on a reasonably accessible electronic network or during normal business hours at the principal place of business of the Corporation;

provided, however, that (i) the Corporation will not be required by clauses (i), (ii), (iii) or (iv) of this Section 5.2.5 to deliver any reports that are more extensive or more detailed than those that would be required if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act, and (ii) the requirements of this Section 5.2.5 shall cease to apply at such time as the Corporation has a class of Common Stock registered with the SEC under the Exchange Act.

As used in this Certificate of Incorporation, “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, association, trust or joint venture, or a governmental agency or political subdivision thereof.

5.2.6 Information Concerning Number of Stockholders of Record. In the event the Corporation determines that the number of holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder) of the Corporation’s Common Stock exceeds 450, the Corporation shall, as promptly as practicable thereafter, cause written notice thereof to be provided to each such holder of record.

5.3 Consideration. Subject to applicable law and except as otherwise provided in this Certificate of Incorporation, the capital stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

5.4 Conversion of Class B Common Stock.

5.4.1 Conversion of Class B Common Stock into Class A Common Stock Upon Sale or Transfer. In the event that any issued and outstanding shares of Class B Common Stock are sold or otherwise Transferred (as defined in Section 6.6) (other than, to the extent permitted by the terms of the Management Equity Plan, to a member of the immediate family of the transferor or to a family trust, family partnership or similar entity or vehicle) in a transaction not prohibited by this Certificate of Incorporation or the terms of the Management Equity Plan, each such issued and outstanding share of Class B Common Stock so sold or Transferred shall immediately and automatically convert into one fully paid and nonassessable share of Class A Common Stock upon consummation of such sale or Transfer.

5.4.2 Conversion Upon Exchange Act Registration. In the event that the Class A Common Stock at any time becomes registered with the Securities and Exchange Commission under the Exchange Act, each then-issued and outstanding share of Class B Common Stock shall immediately and automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the effectiveness of such registration.

5.4.3 Shares Reserved. The Corporation shall at all times reserve and keep available for issuance, upon the conversion of any Class B Common Stock, shares of Class A Common Stock sufficient to permit the conversion of the outstanding shares of Class B Common Stock into Class A Common Stock in accordance with this Section 5.4.

5.5 Special Approval Requirements for Key Actions.

5.5.1 Approval Required. In addition to any other vote of stockholders that may be required by law or by the provisions of this Certificate of Incorporation and any approval required by Section 5.7 in the case of a Related Party Transaction (as defined below), the Corporation shall not take, or permit any subsidiary to take, any Key Action (as defined below), without first obtaining, with respect to such Key Action, either:

(i) the unanimous written consent of all directors then in office; or

(ii) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of all the directors in attendance (excluding any directors recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting); or

(iii) (A) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office and (B) the affirmative vote of at least a majority of the holders of the issued and outstanding shares of Class A Common Stock.

5.5.2 Key Action Defined. For purposes of this Section 5.5, each of the following shall constitute a “Key Action”:

(i) a consolidation or merger of the Corporation with or into another corporation or entity (other than the merger on or about the Plan Effective Date of Caraustar Industries, Inc., a North Carolina corporation, with and into the Corporation);

(ii) a direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the Corporation and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a direct or indirect wholly-owned subsidiary of the Corporation;

(iii) the entry by the Corporation into any transaction that would result in a Change of Control (as defined below);

(iv) any material acquisition by the Corporation;

(v) any amendment, modification or repeal (except for amendments that are ministerial in nature) of any provision of this Certificate of Incorporation or the Bylaws;

(vi) the adoption of any stockholder rights plan, share purchase rights plan or similar plan (a “Poison Pill”) which is designed to impede the acquisition of a block of the Corporation’s common stock in excess of a specified threshold; or

(vii) a liquidation or dissolution of, or adoption of a plan relating to the liquidation or dissolution of, the Corporation.

For the purposes of clause (iii) of this Section 5.5.2, a “Change of Control” shall be defined as the occurrence of any of the following: (1) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than any such person that received Common Stock pursuant to the Plan as of the Plan Effective Date, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Corporation or such other person surviving the transaction; or (2) a majority of the members of the Corporation’s Board of Directors are not Continuing Directors. As used in the preceding sentence, “Continuing Directors” shall be defined as any member of the Board of Directors of the Corporation who (1) was a member of the Board of Directors of the Corporation on, or within 30 days after, the Plan Effective Date; or (2) was nominated for election or elected or appointed to the Board of Directors of the Corporation with the unanimous approval of the Continuing Directors who were members of the Board of Directors of the Corporation at the time of such election or appointment (except that any individual whose initial election as director occurs as the result of an actual or threatened election contest, including an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, shall not be considered a Continuing Director).

5.6 Poison Pill. The affirmative vote of each holder of issued and outstanding shares of Class A Common Stock will be required in the event that the Board of Directors authorizes (in accordance with Section 5.5) a Poison Pill, the terms of which do not treat all issued and outstanding shares of Class A Common Stock in the same manner.

5.7 Approval Requirements for Related Party Transactions. In addition to any other vote of stockholders that may be required by law or by the provisions of this Certificate of Incorporation and any approval required by Section 5.5 in the case of a Key Action, the Corporation shall not enter into any Related Party Transaction without first obtaining:

(i) in the case of a Related Party Transaction with a Related Party described in clause (iii), (iv) or (v) of the definition of “Related Party” as set forth below, either:

A.	the unanimous written consent of all directors then in office; or

B.	the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of all the directors in attendance (excluding any directors recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting); or

C.

(x) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office and (y) the approval of each disinterested stockholder which, collectively with its Affiliates, holds at least

15% of the then-issued and outstanding Class A Common Stock, provided that such stockholder, collectively with its Affiliates, received at least 15% of the Class A Common Stock issued pursuant to the Plan as of the Plan Effective Date; and

(ii) in the case of a Related Party Transaction with a Related Party described in clause (i) or (ii) of the definition of “Related Party”, either:

A.	the unanimous written consent of all directors then in office; or

B.	the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office.

For the purposes of this Certificate of Incorporation, a “Related Party Transaction” shall mean any transaction, contract, agreement, understanding, arrangement, loan, advance or guarantee involving aggregate payments or consideration in excess of $500,000 in any fiscal year between the Corporation (or any subsidiary) and a Related Party; provided, however, that the following shall not be deemed to be Related Party Transactions: (i) the purchase of conventional insurance products in the ordinary course of business; (ii) principal and interest payments to holders of the Corporation’s 10% Senior Secured Notes due 2014 or other debt obligations made pursuant to the terms of such Notes or debt obligations; (iii) dividend payments or distributions to holders of the Corporation’s capital stock; (iv) the payment of reasonable and customary compensation and fees to, and indemnities provided for the benefit of, officers, directors, employees or consultants of the Corporation (or any subsidiary) in the ordinary course of business; (v) employment agreements, benefit plans (including the Management Equity Plan) and similar arrangements for employees and directors of the Corporation (including the issuance of Common Stock or other equity interests thereunder) which, in each case, are approved by the Board of Directors; (vi) loans to officers, employees or consultants of the Corporation (or its subsidiaries) not in excess of $500,000 in the aggregate outstanding at any time; and (vii) transactions between or among the Corporation and any of its direct or indirect wholly-owned subsidiaries.

For the purposes of this Section 5.7, a “Related Party” means: (i) any director or executive officer of the Corporation (or any member of the immediate family of any such director or executive officer); (ii) any Person of which a person described in clause (i) is a partner, director or executive officer; (iii) any Person beneficially owning, or otherwise controlling (or sharing control of), more than 20% of the Corporation’s issued and outstanding Common Stock; (iv) any Person that is an Affiliate (as defined in Section 6.1.2) of a Person described in clause (iii); or (v) any director or executive officer of a Person described in clause (iii) or in clause (iv) (or any member of the immediate family of any such director or executive officer).

6. Transfers of Shares.

6.1 Restrictions on Transfer.

6.1.1 Prohibited Transfers. Subject to Sections 7.1, 7.2 and 7.4, no shares of Common Stock of any class shall be sold or otherwise Transferred by any holder or group of holders thereof (regardless of the manner in which the transferor initially acquired such shares of Common Stock), if (i) such sale or Transfer would, if effected, result in the Corporation having 500 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder), (ii) such sale or Transfer would, if effected, require the Corporation to register its Common Stock under the Exchange Act (as a result of the number of stockholders or otherwise), unless, in any such case, at the time of such sale or Transfer, the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act or (iii) such sale or Transfer is to a Person engaged in direct competition with the Corporation.

6.1.2 Securities Act. In addition to the restrictions set forth in Section 6.1.1, no shares of Common Stock shall be sold or otherwise Transferred by any holder or group of holders thereof, unless (i) the certificates representing such shares bear legends as provided in Section 6.4, for so long as such legends are applicable, and (ii) either (A) the transferee is an Affiliate of the transferor, (B) such sale or Transfer is being made in accordance with the registration requirements of the Securities Act or (C) the transferee and the transferor shall have delivered to the Corporation representation letters substantially in the forms attached hereto as Exhibit B (or such other forms as may be approved from time to time by the Board of Directors and available from the Secretary of the Corporation) or shall deliver such representation letters within seven business days after consummation of such sale or Transfer.

As used in this Certificate of Incorporation, “Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

6.1.3 Management Equity Plan. In addition to the restrictions set forth in Sections 6.1.1 and 6.1.2, no shares of Class B Common Stock shall be sold or otherwise Transferred by any holder thereof, except as expressly permitted by the terms of the Management Equity Plan.

6.2 Prohibited Transfers Void. The Corporation shall not record upon its books any sale or other Transfer of any shares of Common Stock except in accordance with the provisions of this Certificate of Incorporation. Any purported sale or Transfer in violation of such provisions shall be void ab initio and shall not be recognized by the Corporation.

6.3 Notice of Transfer. Subject to Sections 7.1, 7.2 and 7.4, any stockholder, or group of stockholders, effecting a sale or other Transfer of any Class A Common Stock or Class B Common Stock must submit to the Corporation, prior to such sale or Transfer or within seven business days thereafter, a written notice (a “Transfer Notice”) of such sale or Transfer. A Transfer Notice shall be mailed or delivered to (i) the Secretary, General Counsel or Chief Financial Officer of the Corporation, or any of their designees, and (ii) the Chairman of the Board (the “Transfer Notice Recipients”), in each case at the Corporation’s principal place of business. A Transfer Notice shall be deemed to have been delivered when received by the

Transfer Notice Recipients in accordance with the foregoing sentence. A Transfer Notice shall include or be accompanied by (A) the name, address and telephone number of the transferor and the transferee, (B) whether the transferee is an Affiliate of the proposed transferor, (C) the number and class of shares transferred to, and acquired by, the transferee, (D) the date on which the Transfer is expected to take, or has taken, place, (E) the percentage of the transferor’s total interest in the Corporation to be Transferred, (F) if applicable, reasonably sufficient information (including representation letters in the form of Exhibit B attached hereto) to establish that the Transfer complies with this Certificate of Incorporation and that no registration of such proposed Transfer is required under the Securities Act or any applicable state securities or “blue sky” laws, (G) information demonstrating that the transferee is not a competitor of the Corporation, (H) a joinder to the Stockholders Agreement dated as of the Plan Effective Date among the Corporation and the holders of Class A Common Stock (as the same may be amended from time to time in accordance with the provisions thereof, the “Stockholders Agreement”), executed by the transferee, and (I) a request that the Corporation register the Transfer and inform the Corporation’s stock transfer agent of the Transfer. The Board of Directors (or an officer of the Corporation to whom such determination has been delegated by the Board of Directors) shall promptly cause the Transfer to be registered on the books of the Corporation, unless the Board of Directors (or such delegated officer) determines that the Transfer is not permitted pursuant to the terms of Section 6.1, in which case the Board of Directors (or such delegated officer) shall promptly inform the transferor and transferee of such determination.

6.4 Legend on Certificates.

(i) All certificates evidencing shares of Common Stock shall conspicuously bear the following legend (subject to paragraph (iii) below):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(ii) In addition to the legend required by Section 6.4(i) above, all certificates evidencing shares of Common Stock shall conspicuously bear the following legend (subject to paragraph (iii) below):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER AS SET FORTH IN THE CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND/OR MANAGEMENT EQUITY PLAN REFERRED TO THEREIN. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF THE SHARES REPRESENTED BY

THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND/OR MANAGEMENT EQUITY PLAN REFERRED TO THEREIN, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(iii) In the event that any shares of Common Stock shall be registered for transfer under the Securities Act, the Corporation shall, upon the written request of the holder of such shares, issue to such holder a new certificate evidencing such shares without the legend required by Section 6.4(i). In the event that any shares of Common Stock shall cease to be subject to the restrictions on transfer set forth in this Section 6, the Corporation shall, upon the written request of the holder of such shares, issue to such holder a new certificate evidencing such shares without the legend required by Section 6.4(ii).

6.5 Termination of Transfer Restrictions Upon Qualified Public Offering. The provisions of this Section 6 (except the legend requirements set forth in Section 6.4 above, to the extent still applicable) shall terminate upon the occurrence of a Qualified Public Offering (as defined in Section 6.6).

6.6 Certain Definitions.

(i) “Transfer” means: (a) any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Common Stock (including (x) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Common Stock, or (y) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, and (b) any other transaction or event, including without limitation a merger, consolidation, or acquisition of any Person, or the aggregation of the Common Stock beneficially owned by one Person with the Common Stock beneficially owned by any other Person, which would affect the beneficial ownership of Common Stock.

(ii) “Qualified Public Offering” means the first underwritten public offering pursuant to an effective registration statement covering a sale of Common Stock to the public that (A) is led by a nationally recognized investment bank, (B) results in the Common Stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market, and (C) involves gross cash proceeds of at least $100 million.

7. Drag-Along Transactions; Tag-Along Transactions; Preemptive Rights; Co-Sale Right.

7.1 Drag-Along Transactions.

(i) In the event that one or more holders of the Corporation’s Class A Common Stock holding a majority of the then-issued and outstanding shares of all classes of Common Stock (on a fully diluted basis) (the “Selling Holders”) determine to take any action that would cause a Sale Transaction (as defined in Section 7.5) to occur, the Corporation or the Selling Holders (or a designated representative acting on behalf of the Selling Holders) will have the right to deliver written notice thereof to all other holders of the Corporation’s Common Stock (the “Dragged Holders”). Such written notice shall be delivered in accordance with Section 13, and shall contain a description of the material terms and conditions of the Sale Transaction, including without limitation the identity of the Third Party Purchaser (as defined below) and the amount and form of per share consideration to be paid by the Third Party Purchaser.

(ii) In the event notice of a Sale Transaction is given by the Corporation or by or on behalf of the Selling Holders to the Dragged Holders in accordance with the preceding paragraph (i) of this Section 7.1, all shares of Common Stock held by the Dragged Holders (or the applicable portion of such shares as set forth in the next sentence) shall be sold or transferred to the Third Party Purchaser, for the same type and amount of per share consideration and on the same terms as the Selling Holders, upon consummation of the Sale Transaction (free and clear of any liens and duly endorsed for transfer, or accompanied by duly endorsed stock powers). In the case of a Sale Transaction involving less than 100% of the then-issued and outstanding shares of the Corporation’s Common Stock, a portion of the shares of Common Stock held by the Dragged Holders shall be sold or transferred in the Sale Transaction, which portion shall correspond to the portion of the shares of Common Stock held by the Selling Holders (in the aggregate) that are proposed to be included in such Sale Transaction. In the event that the Sale Transaction involves 100% of the then-issued and outstanding Common Stock and would give rise to appraisal rights under the DGCL, then, at the written election of the Corporation or the Selling Holders (or their designated representative), all shares of Common Stock held by any Dragged Holder that have not been voted in favor of the adoption of the applicable merger agreement (including by virtue of no such vote being required), shall, immediately prior to consummation of the Sale Transaction, be transferred to the Selling Holders (on a pro rata basis), the Third Party Purchaser or another entity (in each case as designated by the Selling Holders), and each such Dragged Holder shall receive, in consideration for such transfer of such shares, an amount equal to the amount otherwise payable in respect thereof in connection with the Sale Transaction. In connection with any Sale Transaction, no Dragged Holder shall be required to make any representations or warranties (except as they relate to such Dragged Holder’s ownership of and authority to sell Common Stock) or covenants, or to provide any indemnity, except for (x) indemnification related to breaches of the foregoing representations and warranties and (y) any other indemnity agreed to by the Selling Holders (other than relating to a breach of representations and warranties by such Selling Holders); provided, that (A) in the case of clause (x) above, each Dragged Holder’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Dragged Holder be held liable under either clause (x) or (y) above for any amount in excess of the net proceeds received by such Dragged Holder in connection with any such Sale Transaction.

(iii) Upon consummation of the Sale Transaction, or as otherwise expressly provided in the preceding paragraph (ii), all the Selling Holders and the Dragged Holders shall receive, with respect to their shares of Common Stock, the same proportion of the aggregate consideration from such Sale Transaction that such holders would have received if such aggregate consideration had been distributed by the Corporation in complete liquidation pursuant to the rights and preferences set forth in this Certificate of Incorporation.

(iv) Each Selling Holder and Dragged Holder will bear its pro rata share (based upon the number of shares of Common Stock held by such holder) of the costs of any Sale Transaction to the extent such costs are incurred for the benefit of all such holders and are not otherwise paid by the Corporation or the Third Party Purchaser. Costs incurred by such holders on their own behalf will not be considered costs of the Sale Transaction.

(v) The Corporation shall use commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to cooperate in any proposed Sale Transaction and not to take any action which might impede any such Sale Transaction; provided, however, that in the case of a Sale Transaction involving the sale or disposition of all or substantially all the consolidated assets of the Corporation and its subsidiaries, the Board of Directors shall act in accordance with its fiduciary duties. Pending the completion of any proposed Sale Transaction, the Corporation shall use commercially reasonable efforts to operate in the ordinary course of business and to maintain all existing business relationships in good standing.

(vi) The Corporation shall cooperate with the Selling Holders to enter into a Sale Transaction and to take any and all such further action in connection therewith as the Selling Holders may deem necessary or appropriate in order to consummate (or, if directed by the Selling Holders, to abandon) any such Sale Transaction; provided, however, that in the case of a Sale Transaction involving the sale or disposition of all or substantially all the consolidated assets of the Corporation and its subsidiaries, the Board of Directors shall act in accordance with its fiduciary duties; provided, further, however, that to the fullest extent permitted by law, the Corporation and the Selling Holders shall have no liability if any such Sale Transaction is not consummated for any reason. Subject to the provisions of this Section 7.1, the Selling Holders, in exercising their rights under this Section, shall have complete discretion over the terms and conditions of any Sale Transaction effected thereby, including, without limitation, price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. At the request of the Selling Holders, the Board of Directors (subject to its fiduciary duties) shall authorize and direct the Corporation and any now or hereafter created subsidiary to execute such agreements, documents, applications, authorizations, registration statements and instruments as it may deem necessary or appropriate in connection with any Sale Transaction.

(vii) A transfer of shares in a Sale Transaction by a Selling Holder or a Dragged Holder pursuant to this Section 7.1 shall not be subject to the requirements of Section 6.

(viii) Shares of Class B Common Stock transferred in a Sale Transaction by a Selling Holder or a Dragged Holder pursuant to this Section 7.1 shall immediately and automatically convert into shares of Class A Common Stock upon the consummation of such Sale Transaction, pursuant to the terms of Section 5.4.1.

7.2 Tag-Along Transaction.

(i) In the event that one or more holders of the Corporation’s Class A Common Stock (the “Initiating Holders”) desire to effect a Tag-Along Transaction (as defined in Section 7.5), the Initiating Holders (or a designated representative acting on their behalf) shall first give written notice (a “Sale Notice”) to all other holders of the Corporation’s Common Stock (the “Tag-Along Sellers”), with a copy to the Corporation, in accordance with Section 13, offering the Tag-Along Sellers the option to participate in such Tag-Along Transaction on the terms and conditions set forth in the Sale Notice (and, in any event, on the same terms and conditions as the Initiating Holders). The Sale Notice shall include the names of the parties to the proposed Tag-Along Transaction, a summary of the material terms and conditions of the proposed Tag-Along Transaction, and the proposed amount and form of consideration and the terms and conditions of payment contemplated by the proposed Tag-Along Transaction. Each Tag-Along Seller may, by written notice to the Initiating Holders (or their designated representative) delivered within ten business days after delivery of the Sale Notice, elect to sell shares in such Tag-Along Transaction, on the terms and conditions set forth in the Sale Notice, which terms and conditions shall be the same as those on which the Initiating Holders’ shares of Common Stock are to be sold (subject to any rights, privileges and preferences (including dividend rights) to which stockholders are entitled under this Certificate of Incorporation); provided, however, that if such proposed transferee desires to purchase an amount of Common Stock that is less than the aggregate amount of Common Stock proposed to be transferred by the Initiating Holders and any Tag-Along Sellers electing to participate in the Tag-Along Transaction, then the Initiating Holders may elect either (A) to terminate such Tag-Along Transaction with respect to the Initiating Holders and each Tag-Along Seller or (B) to sell to such transferee, and upon such election to sell, each Tag-Along Seller shall be permitted to sell to such transferee, up to that number of shares of Common Stock owned by the Initiating Holders or electing Tag-Along Sellers, as the case may be, equal to the product of (x) the total number of shares of Common Stock to be acquired by the transferee in the proposed Tag-Along Transaction and (y) such Initiating Holder’s or Tag-Along Seller’s proportionate percentage of the total number of then-issued and outstanding shares of Common Stock held by the Initiating Holders and electing Tag-Along Sellers.

(ii) In no event shall any Tag-Along Seller have any rights under this Section 7.2 or otherwise with respect to a sale by any Initiating Holders of any debt or equity securities of the Corporation other than the Common Stock.

(iii) In connection with any Tag-Along Transaction, no Tag-Along Seller shall be required to make any representations or warranties (except as they relate to such Tag-Along Seller’s ownership of and authority to sell Common Stock) or covenants, or to provide any indemnity, except for (x) indemnification related to breaches of the foregoing representations and warranties and (y) any other indemnity agreed to by the Initiating Holders (other than relating to a breach of representations and warranties by such Initiating Holders); provided, that (A) in the case of clause (x) above, each Tag-Along Seller’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Tag-Along Seller be held liable under either clause (x) or (y) above for any amount in excess of the net proceeds received by such Tag-Along Seller in connection with any such Tag-Along Transaction. The election by any Tag-Along Seller to sell or not to sell all or any portion of such Tag-Along Seller’s Common Stock in any Tag-Along Transaction shall not adversely affect such Tag-Along Seller’s right to participate in any future Tag-Along Transaction.

(iv) Upon consummation of the sale of any Common Stock pursuant to clause (i) of this Section 7.2, each Initiating Holder and Tag-Along Seller shall deliver at such closing, against payment of the purchase price therefor, certificates or other documentation governing the terms of any such Common Stock (or other evidence thereof reasonably acceptable to the transferee of such Common Stock) representing their Common Stock to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, evidence of good title to the Common Stock to be sold, the absence of liens, encumbrances and adverse claims with respect thereto and such other documents as are deemed reasonably necessary by the Initiating Holders and the Corporation for the proper Transfer of such Common Stock on the books of the Corporation.

(v) A transfer of shares by an Initiating Holder or Tag-Along Seller permitted under this Section 7.2 shall not be subject to the requirements of Section 6.

(vi) Shares of Class B Common Stock delivered by a Tag-Along Seller in a Tag-Along Transaction shall immediately and automatically convert into shares of Class A Common Stock upon the consummation of such Tag-Along Transaction, pursuant to the terms of Section 5.4.1.

7.3 Preemptive Rights.

(i) The Corporation shall not sell or issue to any Person (including any then-current stockholder) (a “Preemptive Purchaser”), any additional shares of Class A Common Stock, or other securities convertible into or exchangeable for Class A Common Stock, or options, warrants or rights carrying any right to purchase Class A Common Stock (the “New Securities”) (other than pursuant to an Excluded Issuance (as defined in Section 7.5)), unless the Corporation first submits written notice (the “Preemptive Rights Notice”) to each holder, or group of Affiliated holders, of then-issued and outstanding shares of Class A Common Stock representing in the aggregate 2% or more of the issued and outstanding shares of Common Stock on a fully diluted basis (a “Preemptive Stockholder”) identifying the terms of the New Securities (including the price, number or aggregate principal amount and type of securities, and all other material terms) and offers to each Preemptive Stockholder the opportunity to purchase a portion of the New Securities (a “Pro Rata Portion”) on terms and conditions, including price, not less favorable to the Preemptive Stockholder than those on which the Corporation proposes to sell or issue the New Securities to the Preemptive Purchaser. A Preemptive Stockholder’s Pro Rata Portion shall be equal to (x) the total number of New Securities subject to the sale or issuance multiplied by (y) a fraction, (A) the numerator of which is the number of then-issued and outstanding shares of Class A Common Stock owned by the Preemptive Stockholder, and (B) the denominator of which is the total number of the then-issued and outstanding shares of Class A Common Stock. Subject to providing the Preemptive Rights Notice in accordance with this Section 7.3(i), the Corporation may proceed to consummate a sale or issuance of New Securities to the Preemptive Purchaser, so long as the Corporation subsequently gives effect to the right of each Preemptive Stockholder to purchase its respective Pro Rata Portion of such New Securities.

(ii) The Corporation’s offer to a Preemptive Stockholder shall remain open for a period of 20 days after the Preemptive Rights Notice is delivered in accordance with Section 13, during which time the Preemptive Stockholder may accept such offer by written notice to the Corporation setting forth the number of such New Securities to be purchased by such Preemptive Stockholder, up to a maximum amount equal to such Preemptive Stockholder’s Pro Rata Portion.

(iii) In the event that a Preemptive Stockholder declines to exercise the option to purchase its Pro Rata Portion of any issuance of New Securities, such Preemptive Stockholder shall be deemed to have permanently waived the preemptive rights granted under this Section 7.3 and shall no longer be eligible to participate in any future issuance of New Securities pursuant to this Section 7.3.

7.4 Co-Sale Provisions.

(i) In the event that any holder or holders of the Corporation’s Class A Common Stock (the “Transferring Holders”) proposes to sell or otherwise Transfer any shares of Class A Common Stock (other than pursuant to a Tag-Along Transaction) to any transferee (except (x) an Affiliate of the transferor or (y) a stockholder to whom Class A Common Stock was distributed as of the Plan Effective Date pursuant to the Plan or an Affiliate of such stockholder) and, following such sale or Transfer, such transferee (the “Nonparty Buyer”), together with its Affiliates, would beneficially own shares of Class A Common Stock entitling the Nonparty Buyer and such Affiliates to exercise a majority of the voting power represented by all the outstanding Class A Common Stock (a “Co-Sale Transaction”), the Nonparty Buyer shall cause written notice (the “Co-Sale Notice”) of such proposed Co-Sale Transaction to be given to the Corporation and each holder of Class A Common Stock other than the Transferring Holders (each such other holder, a “Co-Sale Offeree”) not less than 30 days prior to consummation of such Co-Sale Transaction. The Co-Sale Notice shall include the number of shares of Class A Common Stock proposed to be Transferred in the Co-Sale Transaction, the name and address of the Nonparty Buyer, the weighted average price paid for all shares of Class A Common Stock purchased by the Nonparty Buyer (or its Affiliates) in the preceding 18-month period, the proposed amount and form of consideration and the material terms and conditions of payment contemplated by the proposed Co-Sale Transaction, and the date on which such Co-Sale Transaction is expected to be consummated.

(ii) Each Co-Sale Offeree may, by written notice to the Nonparty Buyer (or its designated representative) delivered within ten days after delivery of the Co-Sale Notice, elect to sell to the Nonparty Buyer all or any portion of the issued and outstanding shares of Class A Common Stock owned by such Co-Sale Offeree as of the date of the Co-Sale Notice, contemporaneously with the consummation of the Co-Sale Transaction, at the Co-Sale Price (as defined below) and on the same terms and conditions set forth in the Co-Sale Notice, which terms and conditions shall be the same as those on which the Transferring Holders’ issued and outstanding shares of Class A Common Stock are being sold.

(iii) Upon consummation of the sale of any Class A Common Stock pursuant to clause (i) of this Section 7.4, each Transferring Holder and Co-Sale Offeree participating in such Co-Sale Transaction shall deliver, against payment of the Co-Sale Price, certificates evidencing such Class A Common Stock (or other evidence thereof reasonably acceptable to the Nonparty Buyer) to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, and such other documents as are deemed reasonably necessary by the Transferring Holders and the Corporation for the proper Transfer of such Common Stock to the Nonparty Buyer on the books of the Corporation.

(iv) In the event that shares of Class A Common Stock are transferred to a Nonparty Buyer in violation of this Section 7.4, all voting rights associated with all issued and outstanding shares of Class A Common Stock held by such Nonparty Buyer (and its Affiliates) will be automatically and permanently suspended immediately upon the consummation of the Co-Sale Transaction involving such Nonparty Buyer.

7.5 Certain Definitions. For the purposes of this Section 7:

(i) “Co-Sale Price” means the weighted average purchase price paid by the Nonparty Buyer (and its Affiliates) for Class A Common Stock acquired by the Nonparty Buyer (and such Affiliates) during the 18-month period ending with a Co-Sale Transaction (taking into account the proposed purchase price for such Co-Sale Transaction).

(ii) “Excluded Issuance” means (i) issuance of shares of Class A Common Stock as of the Plan Effective Date pursuant to the Plan; (ii) issuance of shares of Common Stock by means of a pro rata distribution to all holders of Common Stock; (iii) issuance of shares of Class A Common Stock upon conversion of Class B Common Stock in accordance with Section 5.4; and (iv) issuance of shares of Class B Common Stock or other equity awards pursuant to the Management Equity Plan or any future management equity plan approved by the Corporation’s Board of Directors.

(iii) “Sale Transaction” means the bona fide sale, lease or transfer, in one transaction or a series of related transactions, of (x) all or substantially all the consolidated assets of the Corporation and its subsidiaries or (y) at least a majority of the then-issued and outstanding shares of Common Stock, to any Person or group of related Persons (other than the Selling Holders or any Affiliates thereof) (a “Third Party Purchaser”), whether directly or indirectly or by way of any merger, statutory share exchange, recapitalization, sale of equity, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership.

(iv) “Tag-Along Transaction” means any transaction or series of transactions involving a sale or other Transfer by the Initiating Holders of at least a majority of the then-issued and outstanding shares of all classes of Common Stock (on a fully diluted basis) to a single Person or group of related Persons, in any transaction (or series of related transactions); provided, however, that a “Tag-Along Transaction” shall not include, and none of the rights of the Tag-Along Sellers specified in Section 7.2 shall be triggered by, a sale or other Transfer of any then-issued and outstanding shares of Class A Common Stock by any holder of Class A Common Stock to any of its Affiliates.

7.6 Termination Upon Qualified Public Offering. The provisions of this Section 7 shall terminate upon the occurrence of a Qualified Public Offering.

8. Directors. This Section 8 is inserted for the management of the business and for the conduct of the affairs of the Corporation and it is expressly provided that it is intended to be in furtherance of and not in limitation or exclusion of the powers conferred by applicable law.

8.1 Number, Election, and Terms of Office of Board of Directors. Except as may otherwise be provided in this Certificate of Incorporation, the Bylaws or the DGCL, the business of the Corporation shall be managed by the Board of Directors.

8.2 Composition of the Board of Directors.

8.2.1 The Board of Directors shall consist of five directors. As of the date hereof, the Board of Directors shall consist of the five individuals identified in the Plan (such five individuals, the “Initial Board”), provided that such individuals remain qualified to serve in such capacity. Each member of the Initial Board shall hold office until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws at the next annual meeting of stockholders.

8.2.2 Subject to the voting rights, if any, of holders of any outstanding series of Preferred Stock, the holders of the issued and outstanding shares of Common Stock (voting as a single class), shall have the right and power to elect all the directors of the Corporation by vote of holders of a plurality of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy (voting as a single class) at any meeting called for the purpose of electing directors.

8.3 Tenure. The term of office of each director shall expire at the first meeting of the Board of Directors following the annual meeting of stockholders next occurring after the director’s election or appointment to the Board of Directors, or upon such director’s earlier death, resignation or removal.

8.4 Removal. Any director elected by the holders of the Common Stock (voting as a single class) may be removed at any time, with or without cause, upon the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock (voting as a single class).

8.5 Vacancies. Any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled within 90 days by a majority vote of the remaining directors then in office (even if less than a quorum). Any director(s) so chosen shall hold office until their respective successors are duly elected at the next annual meeting of stockholders.

8.6 Cumulative Voting. There shall not be cumulative voting by stockholders in the election of directors of the Corporation.

9. Compromise, Arrangement or Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

10. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including breaches resulting from such director’s grossly negligent behavior, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

11. Indemnification.

(a) To the extent not prohibited by law, the Corporation shall indemnify any Person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person, or a Person of whom such Person is the legal representative, is or was a director or officer of the Corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the Corporation, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”) while serving as a director or officer of the Corporation, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection with such Proceeding, if such Person acted in good faith and in a manner such Person believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent specified by the Board of Directors at any time and to the extent not prohibited by law, the Corporation may indemnify any Person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person is or was an employee or agent of the Corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the Corporation, for any Other Entity, against judgment, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection with such Proceeding, if such Person acted in good faith and in a manner such Person believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The Corporation shall, from time to time, reimburse or advance to any director or officer or other Person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other Person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other Person is not entitled to be indemnified for such expenses.

(c) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall not be deemed exclusive of any other rights to which a Person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(d) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall continue as to a Person who has ceased to be a director or officer (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

(e) The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Section 11, the Bylaws or under Section 145 of the DGCL or any other provision of law.

(f) The provisions of this Section 11 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 11 is in effect and any other Person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other Person intend to be legally bound. No repeal or modification of this Section 11 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(g) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall be enforceable by any Person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Person is not so entitled. Such a Person shall also be indemnified, to the fullest extent permitted by law, for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

(h) Any director or officer of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

(i) Any Person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 11 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

12. Books and Records. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable law) at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

13. Notices. All notices, requests, waivers and other communications made pursuant to this Certificate of Incorporation shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows: (i) in the case of any stockholder, to such stockholder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal place of business. A party may change its address for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section.

14. Restrictions on Transactions. The Corporation elects not to be governed by the restrictions on transactions with interested stockholders set forth in Section 203 of the DGCL.

15. Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, in accordance with the following provisions of this Section 15. So long as no class of the Corporation’s Common Stock is registered under the Exchange Act, in addition to any approval required by law or by Section 5.5 of this Certificate of Incorporation, the affirmative vote of holders of (i) at least a majority of the then-issued and outstanding shares of Common Stock (voting as a single class) and (ii) at least a majority of the then-issued and outstanding shares of Class A Common Stock (voting as a separate class) shall be required to amend or modify this Certificate of Incorporation; provided, however, that (a) if any shares of Class B Common Stock are outstanding, any amendment or modification to this Certificate of Incorporation adversely affecting the rights, powers or preferences of the Class B Common Stock will also require the affirmative vote of holders of at least a majority of the then-issued and outstanding shares of Class B Common Stock (voting as a separate class); (b) any amendment or modification to the provisions of Section 5.2.5 (“Stockholder Information Rights”), Section 7.1 (“Drag Along Transactions”), Section 7.2 (“Tag-Along Transaction”), Section 7.3 (“Pre-Emptive Rights”), Section 7.4 (“Co-Sale Provisions”) or this Section 15 (“Amendments”), or any defined term used in any such section, shall also require the approval of each holder of Class A Common Stock that executed the Stockholders Agreement as an “Effective Date Signatory” (as defined in the Stockholders Agreement) and, collectively with its Affiliates, received shares of Class A Common Stock as of the Plan Effective Date pursuant to the Plan representing at least 10% of the Class A Common Stock issued as of the Plan Effective Date, so long as such Effective Date Signatory continues to hold at least one share of Class A Common Stock; (c) any amendment or modification to the provisions of Section 7.2 (“Tag-Along Transaction”), or any defined term used in such section, shall also require the approval of holders of at least 66-2/3% of the then-issued and outstanding shares of Class A Common Stock (voting as a separate class); and (d) any amendment or modification to the provisions of Section 5.5 (“Special Approval Requirements for Key Actions”) or Section 5.7 (“Approval Requirements for Related Party Transactions”), or any defined term used in any such section, shall also require the approval of holders of at least 85% of the shares of Class A Common Stock then held by stockholders that executed the Stockholders Agreement as “Effective Date Signatories” and received shares of Class A Common Stock as of the Plan Effective Date pursuant to the Plan. At any time when a class of the Corporation’s Common Stock is registered under the Exchange Act, in addition to any approval required by law or by Section 5.5 of this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the then-issued and outstanding shares of Common Stock (voting as a single class) shall be required to amend this Certificate of Incorporation. Notwithstanding the foregoing and the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock of any class may be increased or decreased (but not below the number of shares of such class then-issued and outstanding, plus the number of shares of such class then reserved for future issuance) in accordance with the preceding two sentences, without a separate vote of the holders of such class of Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation, which restates and amends the Corporation’s Certificate of Incorporation, to be made, executed and acknowledged by its duly authorized officer this          day of             , 2009, as directed by and provided for in the Order of the United States Bankruptcy Court for the Northern District of Georgia, dated             , 2009, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name:
Title:

Attest:

Secretary

EXHIBIT A

[Form of Questionnaire and Confidentiality Undertaking]

[To be added]

EXHIBIT B

[Form of Representation Letter]

[To be added]